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                                                             Exhibit 10.18

                                   EXHIBIT E
                         TO PURCHASE AND SALE AGREEMENT


                             GAS EXCHANGE AGREEMENT


     THIS EXCHANGE AGREEMENT (the "Agreement") is made and entered into this _____ day of July 1996, by and between TRANSTEXAS GAS CORPORATION, whose address is 1300 East North Belt, Suite 310, Houston, Texas 77032-2949, (hereinafter collectively called "TRANSTEXAS") and THE HOUSTON EXPLORATION COMPANY whose address is 1331 Lamar, Suite 1065, Houston, Texas 77010 (hereinafter called "OWNER").

     WHEREAS OWNER is the owner and operator of the Leases located in Zapata County, Texas;

     NOW THEREFORE, in consideration of the premises herein contained and of the mutual covenants and promises herein made by and between TRANSTEXAS and OWNER, TRANSTEXAS and OWNER hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     The following definitions of terms shall apply for all purposes of this Agreement, including the preambles and exhibits, unless the context otherwise clearly requires:

     A. "BTU" shall mean British Thermal Unit. The term "MMBTU" shall mean one million (1,000,000) BTUs.

     B. "Day" shall mean the twenty-four (24) hour period beginning at 7:00 A.M., local time on one calendar day and ending at 7:00 A.M., local time on the following calendar day.

     C. "MCF" and "MMCF" shall mean a volume of one thousand cubic feet and one million cubic feet, respectively, of natural gas as measured at a standard pressure base of 14.65 PSIA, and a standard temperature of 60 degree fahrenheit.  Whenever the conditions of pressure and temperature differ from the above standard, conversion of the volume from actual conditions to the standard conditions shall be in accordance with the Ideal Gas Laws, corrected for deviation by the methods set forth in Report No. 3 of the Gas Measurement Committee of the American Gas Association, ANSI/API 2530, as now amended and as may be amended and supplemented hereafter. For the purposes of computation of volume of natural gas there shall be a presumption that the atmospheric pressure is 14.65 PSIA.
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     D.   "Delhi Agreement" means that certain Interruptible Gas Transportation
Agreement dated November 1, 1995 between Delhi Gas Pipeline Corporation and TransTexas Gas Corporation.

     E.   "Leases" shall be the oil and gas leases described on Exhibit A -
Part I, attached hereto and made a part hereof, and any extensions or renewals thereof; provided that, the Lease listed as item 34 thereon shall be considered a "Lease" and subject to this Agreement only for so long as the Delhi Agreement remains in force and effect.

     F. "High Pressure Pipeline" means that certain gas pipeline depicted in yellow on Exhibit B, attached hereto and made a part hereof.

     G. "Low Pressure Pipeline" means that certain gas pipeline depicted in blue on Exhibit B, attached hereto and made a part hereof.

     H. "Month" shall mean the period of time from 7:00 A.M. of the first day of a calendar Month to 7:00 A.M. of the first day of the next succeeding calendar Month.

     I. "Pipeline Delivery Point" shall be at the interconnection of the pipeline facilities of TRANSTEXAS TRANSMISSION CORPORATION ("TRANSMISSION") and the Third Party Pipelines located near Aqua Dulce, Nueces County, Texas, or at mutually agreeable points along TRANSMISSION's Pipeline System.

     J. "Pipeline System" shall mean the gathering and transmission pipelines owned and operated by TRANSMISSION.

     K. "Redelivered Gas" shall mean that certain volume of natural gas, measured in MMBTUs, delivered by, or on behalf of, TRANSTEXAS to Third Party Pipelines for the account of and on behalf of OWNER at the Pipeline Delivery Point, which cumulatively contains an amount of MMBTUs which is equivalent to the cumulative amount of MMBTUs (measured on a dry basis) contained in the OWNER Gas, as such term is hereinafter defined, and which meets quality specifications of the Third Party Pipelines taking delivery of such natural gas.

     L. "Third Party Pipeline" shall mean any pipeline, whether one or more, which is connected with the Pipeline System at or near Aqua Dulce, Texas and, as nominated by OWNER, in to which TRANSTEXAS delivers Redelivered Gas.

     M. "OWNER Gas" shall mean all gas produced by OWNER from the Leases; provided that, the volume of such gas shall not exceed 65,000 MMBTUs per Day ("Existing Well MDQ") from wells drilled on the Leases as of the date hereof (the "Existing Wells") or exceed 50,000 MMBTUs per Day ("New Well MDQ") from wells drilled on the





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Leases after the date hereof (the "New Wells") without the prior written consent of TRANSTEXAS.

     N. "Central Delivery Points" shall be the points at which the natural gas produced from the Leases enters the Pipeline System; provided that, TRANSTEXAS shall provide a sufficient number of such points so that it will not be necessary for OWNER to install additional lines to connect any Existing Well to the Pipeline System. On New Wells, TRANSTEXAS shall be required to provide additional Central Delivery Points only on the High Pressure Line and OWNER will be required to provide all lines to such points. Subject to the provisions hereof, all gas produced from New Wells shall be delivered to TRANSTEXAS into the High Pressure Line.

     O. "Capacity Limitation" shall mean insufficient capacity in a Third Party Pipeline to effectuate the delivery of Redelivered Gas to Owner into such pipeline.

                                   ARTICLE II

                        GENERAL AGREEMENT OF THE PARTIES

     Pursuant to the terms of this Agreement, OWNER hereby agrees to deliver all OWNER Gas to the Central Delivery Points and TRANSTEXAS hereby agrees to take possession of all of OWNER Gas at the Central Delivery Points and to deliver Redelivered Gas for the account of OWNER to Third Party Pipelines according to terms and conditions hereinafter set forth.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

A.   TRANSTEXAS represents and warrants to OWNER that:

     (1) They are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction in which they are organized and have duly qualified and are authorized to conduct business and are in good standing as corporations in the State of Texas with full power and authority to own their property and assets and transact the business in which they are engaged;

     (2) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and no order, consent, approval, license, authorization, or validation of, or filing, recording, or registration with, or exemption by, any governmental authority or public agency is required to authorize, or is required in connection with the execution, delivery, and performance by them of this





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     Agreement or the legality, validity, binding effect, or enforceability of this Agreement;

     (3) They have the corporate power to execute, deliver and carry out the terms of this Agreement;

     (4) This Agreement constitutes their legal, valid, and binding obligations, enforceable in accordance with its respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally and by equitable principles, regardless of whether enforcement is sought in equity or at law; and

     (5) The execution, delivery and performance of this Agreement and compliance with the terms and provision hereof do not contravene, violate or conflict with any provision or constitute a default under or result in a breach of their articles of incorporation or by-laws or any indenture, mortgage, deed of trust or any other instrument, any contractual covenant or any restriction by which they or their property or assets is bound or to which it may be subject, or any permit, license, law, regulation, rule, ordinance, order, judgment or decree applicable to them or their business or properties.

B.   OWNER represents and warrants to TRANSTEXAS that:

     (1) It is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction in which is organized with the full power and authority to own its property and assets and transact the business in which it is engaged and has duly qualified and is authorized to conduct business and is in good standing as a corporation in the State of Texas.

     (2) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and no order, consent, approval, license, authorization or validation of, filing, recording or registration with or exemption by any governmental authority or public agency is required to authorize or is required in connection with the execution, delivery and performance by it of this Agreement or the legality, validity, binding effect or enforceability of this Agreement;

     (3) It has the requisite power to execute, deliver and carry out the terms of this Agreement;

     (4) This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its respective terms except to the extent that enforcement may be





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     limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally and by equitable principles, regardless of whether enforcement is sought is equity or at law; and

     (5) The execution, delivery and performance of this Agreement and compliance with the terms and provisions hereof do not contravene, violate or conflict with any provision of, constitute a default under or result in a breach of its articles of incorporation, bylaws or any indenture, mortgage, deed of trust or other instrument, contractual covenant or any restriction by which it or its property or assets is bound or to which it may be subject or any permit, license, law, regulation, rule, ordinance, order, judgment or decree applicable to it or its business or properties.

                                   ARTICLE IV

                           OBLIGATIONS OF THE PARTIES

A.   Commitment of Owner:

          OWNER agrees that during the existence of the Leases, OWNER shall deliver to TRANSTEXAS all OWNER Gas. In the event of the termination of any Lease, OWNER's obligation to deliver gas produced from such Lease under the terms of this Agreement shall cease. In the event, the Existing Well MDQ or the New Well MDQ is exceeded, and TRANSTEXAS does not agree to take such excess, OWNER may designate, in its reasonable discretion, those Leases or parts thereof from which such excess occurs and, on such designation, such Leases or parts thereof shall be released from this Agreement and OWNER shall no longer have any obligation to deliver gas produced from such Leases or parts thereof to TRANSTEXAS. In the event that Owner drills a well on the Leases that produces from below the top of Cretaceous Formation, Owner shall submit to TRANSTEXAS information relating to the quality and quantity of the gas produced from such well. If TRANSTEXAS elects to take gas from such well, all gas produced from wells drilled on the Leases below the top of the Cretaceous Formation shall be subject to this Agreement. If TRANSTEXAS fails to notify OWNER in writing within thirty (30) days after OWNER'S submission to TRANSTEXAS of such quantity and quality information of its election to take such gas, all gas produced from below the top of the Cretaceous Formation shall be released from this Agreement.

B.   Commitment of TRANSTEXAS:

          As consideration to OWNER for delivering OWNER Gas to TRANSTEXAS at the Central Delivery Points, TRANSTEXAS hereby agrees to deliver to Third Party Pipelines at the Pipeline Delivery Point for the account of and on behalf of OWNER, on each day during the term of this Agreement, in accordance with daily nomination made by





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OWNER to the Third Party Pipelines, that certain volume of gas, measured in
MMBTUs by said Third Party Pipelines, which is equal to the cumulative volume of gas, measured in MMBTUs as provided below, delivered by OWNER to TRANSTEXAS at the Central Delivery Points during the applicable day.

          The cumulative MMBTUs of the OWNER Gas delivered at the Central Delivery Points shall be calculated, on a daily basis, in the manner set forth below.

     (1)  Measurement:

          TRANSTEXAS shall have the volume (measured in MCF) of OWNER Gas delivered to TRANSTEXAS at the Central Delivery Points measured by Coastal Flow Measurement, Inc., Post Office Box 58925, Houston, Texas, an independent and non-affiliated gas measurement and analysis entity (or such successor independent entity as shall be named by TRANSTEXAS and approved by OWNER), at a measuring station, at each Central Delivery Point which shall be fabricated, installed and maintained in accordance with the specifications of American Gas Association Measurement Committee Report No. 3, as revised September 1985. TRANSTEXAS shall verify the accuracy of the measuring equipment at reasonable intervals of not less than monthly and whenever reasonably requested by OWNER. TRANSTEXAS shall give OWNER advance written notice of the time of all tests. TRANSTEXAS shall provide OWNER with copies of all meter tests and gas analyses, physical inspection reports, volume statements for each Central Delivery Point and chart integrations. TRANSTEXAS shall bear the cost of installation, maintenance and testing, except as provided in the next paragraph, of all measuring equipment, including all meters, but if this Agreement is terminated pursuant to Article V, below, such measuring equipment, including the meters, shall become the property of OWNER.

          If any test of the measuring equipment shall be requested by OWNER and, upon such test, the measuring equipment in question shall be found to be registering within a one percent (1%) tolerance then the cost of such test shall be charged to and borne by OWNER and if the variation equals or exceeds one percent (1%) tolerance then TRANSTEXAS shall bear the cost of the test.

          If at any time, the measuring equipment is out of service or malfunctioning such that the quantity of gas is incorrectly indicated by such equipment, then the gas delivered during such period shall be estimated and agreed upon on the basis of the best data available, using the following methods, set forth in order of preference, if feasible:





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          (a)  By use of any check meter measuring equipment if such is in use and in good working order.

          (b) By correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation.

          (c) By estimating the quantities of deliveries by comparison with deliveries during the preceding periods under similar conditions when the measuring equipment was registering accurately.

     If upon any test, the measuring equipment is found to be inaccurate by one percent (1%) or less, previous readings of such equipment shall be considered correct in computing the deliveries of gas hereunder, but such equipment shall be immediately adjusted to record accurately. If upon any test, the measuring equipment shall be found to be inaccurate by more than one percent (1%), then any previous readings of such equipment and any payments based upon such previous readings shall be corrected to zero error for any period which is definitely known or agreed upon, but if the period is not definitely known or agreed upon, then such corrections shall be for a period covering the last half of the time elapsed since the previous test.

          For the purpose of determining the MMBTU content of the OWNER Gas, TRANSTEXAS shall require that Coastal Flow Measurement, Inc. (or such successor independent entity as shall be named by TRANSTEXAS and approved by OWNER) collect and sample such gas to confirm composition and heating value each time that it verifies the accuracy of any measuring or metering equipment. The composition and gross heating value of the OWNER Gas shall be determined by means of chromatography or other industry accepted method. The first such determination shall be made within thirty (30) days after delivery of gas begins and shall apply until the first day of the month following the next test. The gas composition and gross heating value shall be determined at least monthly. OWNER may, at its own expense, install, maintain and operate any industry acceptable continuous-sampling device, but such equipment shall not interfere with operation of the equipment installed by TRANSTEXAS.

          OWNER shall have the right to audit all records of TRANSTEXAS necessary to verify the volumes received at the Central Delivery Points and volumes delivered to the Third Party Pipelines at the Pipeline Delivery Point.





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C.   Nominations and Balancing:

          When nominating gas flow into the Pipeline System, OWNER shall submit a nomination with such upstream of the Pipeline Delivery Point ("upstream") and downstream of the Pipeline Delivery Point ("downstream") information as may be reasonably requested by TRANSTEXAS. If both receipt and delivery quantities referenced in the nomination are confirmed with the appropriate upstream and downstream pipelines by TRANSTEXAS, the gas will be scheduled to flow. If such confirmations cannot be obtained, the gas will not be scheduled to flow. The deadline for submittal of such nominations for assured confirmation on the date requested shall be by 11:00 o'clock A.M. of the previous business day for daily revisions and by 11:00 o'clock A.M. of the fifth business day prior to the first of the month for the next calendar month's business. TRANSTEXAS may waive any part of the notice upon request if, in TRANSTEXAS' reasonable judgment, operating conditions permit such waiver. TRANSTEXAS and OWNER shall inform each other of any discovered unanticipated changes in deliveries immediately.

          OWNER'S Gas shall be delivered at uniform hourly and daily rates of flow as nearly as practicable, but it is recognized that due to operating conditions the quantities of gas received and delivered may not be in balance on any one particular day. It is agreed that the quantities of gas in MMBTUs received and delivered for the account of OWNER may vary above or below the quantities scheduled on any day by five percent (5%); provided that, the cumulative net variation in MMBTUs during any month above or below the quantities scheduled shall not exceed a quantity equal to the product of the daily volumes scheduled multiplied by the number of days in such month multiplied by two percent (2%). TRANSTEXAS and OWNER shall endeavor to keep such variance to a minimum. Following receipt of monthly allocation statements, additional variances may appear, and TRANSTEXAS and OWNER shall make such adjustment in receipts and deliveries as promptly as is consistent with their operating conditions in order to balance any excess or deficiency so shown; in any event, such adjustment shall be made within sixty (60) days whether by physical delivery or by cash settlement at a mutually agreed to price. Should TRANSTEXAS and OWNER fail to balance by physical delivery or reach mutual agreement to a cash settlement price within such sixty (60) day period, then the cash settlement price (the "Cash Settlement Price") shall be 110% of the Inside FERC Gas Market Report, Houston Ship Channel Index for large volumes as determined for the month(s) in which the imbalances occurred.





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          It is understood and agreed that there will be complete balancing upon or following termination of this Agreement and that the provisions of this Section shall survive the termination of the other portions of this Agreement until such time as such balancing can be attained; however, TRANSTEXAS shall not be obligated to extend this section beyond a period of twenty-four (24) months after the date of final service hereunder.

          OWNER shall make, or cause to be made, all necessary arrangements with pipelines or parties at or downstream of the Pipeline Delivery Point in order to effectuate TRANSTEXAS' receipt and delivery of gas. Such arrangements must be coordinated with TRANSTEXAS Gas Control Department and must be acceptable to TRANSTEXAS in its reasonable discretion.

D.   Charges:

          In consideration for OWNER's delivery of OWNER Gas at the Central Delivery Points, TRANSTEXAS shall exchange such gas for Redelivered Gas, and OWNER hereby agrees to pay TRANSTEXAS the sum of Seventeen Cents ($0.17) per MCF exchange fee for OWNER Gas received by TRANSTEXAS at the Central Delivery Points as follows:

     (1)  Billing:

          No earlier than the fifteenth (15th) day of the month following the month Redelivered Gas was delivered to Third Party Pipelines, TRANSTEXAS shall render to OWNER an invoice which will include the following information:

          (a) Metered Quantity (in MCFs) of OWNER Gas delivered to TRANSTEXAS at each Central Delivery Point for the previous month.

          (b) The MMBTUs (measured on a dry basis)/MCF of the gas delivered to each Central Delivery Point for the previous month.

          (c) The monthly total of MMBTUs (measured on a dry basis) of OWNER GAS delivered at each Central Delivery Point.

          (d) The monthly total of MMBTUs (measured on a dry basis) of OWNER Gas delivered to TRANSTEXAS at all the Central Delivery Points for the previous month.

          (e) Metered Quantity (in MCFs), as measured by the meters operated by the Third Party Pipelines, of Redelivered OWNER Gas at Pipeline Delivery Point(s) for the previous month.





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          (f)  The MMBTUs/MCF, as measured by the Third Party Pipelines, of the
               Redelivered Gas delivered to the Pipeline Delivery Point(s) for the previous month.

          (g) The monthly total of MMBTUs of Redelivered Gas delivered by TRANSTEXAS to Third Party Pipelines at the Pipeline Delivery Point(s) for the previous month.

          (h) The difference, if any, between the monthly total of MMBTU's of OWNER Gas delivered to TRANSTEXAS and the monthly total of MMBTUs of Redelivered Gas delivered by TRANSTEXAS to Third Party Pipelines for the previous month.

          (i) The cumulative difference of the monthly total of MMBTUs of OWNER Gas delivered to TRANSTEXAS and monthly total of MMBTUs of Redelivered Gas delivered by TRANSTEXAS to Third Party Pipelines for all previous months after adjustments.

          (j) The total amount due for the previous month calculated by multiplying the Monthly Total of MCFs of gas delivered to TRANSTEXAS at the Central Delivery Points by the OWNER by $0.17/MCF.

     (2)  Payment:

          Owner shall pay TRANSTEXAS the total amount due for exchanging OWNER Gas for the previous month as shown on the invoice referred to in D(1) above, by wire transfer to an account designated by TRANSTEXAS or by such other means as agreed to by TRANSTEXAS so that payment is received and TRANSTEXAS has available funds therefrom within ten (10) days of the receipt by Owner of TRANSTEXAS' invoice.

          Should OWNER fail to pay all of the amount of any bill as herein provided when such amount is due, TRANSTEXAS may charge for late payment. Such charge for late payment shall be determined by multiplying (a) the unpaid portion of the bill, by (b) the ratio of the number of days from the due date to the date of the actual payment to 365, by (c) the then effective prime interest rate (Texas Commerce Bank National Association), plus three percent (3%), but not to exceed the maximum rate permitted by law. If such failure to pay continues for thirty (30) days after payment is due, TRANSTEXAS, in addition to any other remedy it may have, may suspend further delivery of gas for OWNER's account until such amount is paid; provided, however, that if OWNER, in good faith, shall dispute the amount of any such bills or parts thereof and shall pay to TRANSTEXAS such amount as it concedes





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     to be correct, then TRANSTEXAS shall not be entitled to suspend further delivery of gas.

          In the event any overcharge or undercharge in any form whatsoever shall be found within twenty-four (24) months from the date such discrepancy occurs, the appropriate party shall refund the amount of overcharge or pay the amount of undercharge within thirty (30) days after the final determination of the amount overcharged or undercharged has been made.

          Both parties hereto shall have the right, at any and all reasonable times to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to this Agreement for a period of two years from the date of such statement, charge, computation or demand.

     (3)  Programs:

          OWNER and TRANSTEXAS recognize that some of the gas delivered to the Central Delivery Points will not be OWNER Gas and will be subject to certain prior agreements between TransTexas Gas Corporation and TransAmerican Natural Gas Corporation and third parties ("Third Party Gas"). The Third Party Gas shall be measured at the wells from which it is produced in a manner consistent with the measurement of OWNER Gas and OWNER shall have the same rights as to such measurement as it has with respect to the measurement of OWNER Gas. The Third Party Gas shall be deducted from gas delivered at the Central Delivery Points in determining the quantity of OWNER Gas delivered at the Central Delivery Points. TRANSTEXAS agrees it will not charge OWNER the fee set forth above on Third Party Gas and OWNER agrees to transport Third Party Gas through its existing lines without charge to the owners of such gas.

     (4)  Capacity Limitations:

          Any Capacity Limitations shall be shared by OWNER and TRANSTEXAS on a prorata basis in accordance with the volumes of gas each of them desires to deliver to the effected Third Party Pipeline.

     (5)  Pressure:

          TRANSTEXAS shall operate the Pipeline System so that the pressure in the pipeline commonly known as the "High Pressure Line" does not exceed 1300 PSIG and the pressure in the pipeline commonly known as the "Low Pressure Line" does not exceed 350 PSIG.





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                                   ARTICLE V

                               EARLY TERMINATION

A.   Failure to Take:

          In the event that for any reason other than (1) a force majeure (but only insofar as a force majeure is less than 30 days per occurrence and the force majeures during a calendar year are less than 45 days in the aggregate) or (2) normal and customary minor imbalances which cannot be avoided with reasonable diligence or (3) Capacity Limitations, TRANSTEXAS fails during any month to deliver cumulative MMBTUs on behalf of OWNER to Third Party Pipelines at the Pipeline Delivery Point equal to the cumulative MMBTUs nominated by OWNER during such month, which nominations must be based on reasonable estimates of the amounts of gas that OWNER is capable of delivering to the Central Delivery Points during such month, OWNER may, after thirty (30) days written notice to TransTexas, at its election, terminate this Agreement and be released from any and all liability hereunder; provided that, TRANSTEXAS may avoid such termination by paying to OWNER within such thirty (30) days an amount equal to the product of (1) the Cash Settlement Price for the applicable month times (2) the difference between (a) the cumulative MMBTUs nominated by OWNER during such month and (b) the cumulative MMBTUs delivered on behalf of OWNER to Third Party Pipelines at the Pipeline Delivery Point during such month. In the limited case where a force majeure exceeds thirty (30) days or force majeures in the aggregate exceed forty-five (45) days, TRANSTEXAS may avoid the termination right of Owner under this paragraph by delivering gas to Third Party Pipelines on behalf of OWNER which is equal to the gas nominated by OWNER, but which gas is in excess of the gas actually received by TRANSTEXAS at the Central Delivery Points. On the occurrence of TRANSTEXAS' ability to take all gas made available by OWNER at the Central Delivery Points, twenty percent (20%) of all such gas so received shall be credited to TRANSTEXAS until the gas so credited equals the total excess of gas delivered to Third Party Pipelines on behalf of OWNER over the OWNER Gas actually received by TRANSTEXAS at the Central Delivery Points.

B.   Breach:

          In the event that TRANSTEXAS fails to meets its obligations, duties, indemnities and representations under Purchase and Sale Agreement dated June 21, 1996 by and between THE HOUSTON EXPLORATION COMPANY and TRANSTEXAS GAS CORPORATION, or this Agreement, OWNER may, at any time after thirty (30) days written notice to TRANSTEXAS, at its election terminate this Agreement and be released from any and all liability hereunder; provided that, if during such thirty (30) day period, TRANSTEXAS remedies such failure, OWNER's right to terminate for such failure, but not for future failures, shall be extinguished.





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                                   ARTICLE VI

                          INDEMNITY, CLAIMS AND TITLE

A.   TRANSTEXAS INDEMNITY:

          FROM DELIVERY OF OWNER GAS TO TRANSTEXAS AT THE CENTRAL DELIVERY POINTS TO THE REDELIVERY OF THE GAS TO THIRD PARTY PIPELINES, TRANSTEXAS SHALL RELEASE, INDEMNIFY, DEFEND (INCLUDING REASONABLE ATTORNEYS' FEES) AND HOLD HARMLESS OWNER FROM AND AGAINST ANY AND ALL LOSSES, COSTS, DAMAGES, OBLIGATIONS, CLAIMS, LIABILITIES, EXPENSES OR CAUSES OF ACTION (THE "CLAIMS") ARISING FROM OR RELATING TO THE OWNER GAS INCLUDING CLAIMS FOR PERSONAL INJURY, DEATH AND PROPERTY DAMAGE, IN EACH INSTANCE, INCLUDING CLAIMS RESULTING FROM THE NEGLIGENCE OR STRICT LIABILITY OF OWNER OR ITS OFFICERS, EMPLOYEES AND AGENTS WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

B.   OWNER INDEMNITY:

          BEFORE DELIVERY OF OWNER GAS TO TRANSTEXAS AT THE CENTRAL DELIVERY POINTS AND AFTER DELIVERY TO THIRD PARTY PIPELINES, OWNER SHALL RELEASE, INDEMNIFY, DEFEND (INCLUDING REASONABLE ATTORNEYS' FEES) AND HOLD HARMLESS TRANSTEXAS FROM AND AGAINST ANY AND ALL LOSSES, COSTS, DAMAGES, OBLIGATIONS, CLAIMS, LIABILITIES, EXPENSES OR CAUSES OF ACTION (THE "CLAIMS") ARISING FROM OR RELATING TO THE OWNER GAS OR REDELIVERED GAS, AS THE CASE MAY BE, INCLUDING CLAIMS FOR PERSONAL INJURY, DEATH AND PROPERTY DAMAGE, IN EACH INSTANCE, INCLUDING CLAIMS RESULTING FROM THE NEGLIGENCE OR STRICT LIABILITY OF OWNER OR ITS OFFICERS, EMPLOYEES AND AGENTS WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

C.   OWNER Claims:

          OWNER represents and warrants that all gas delivered to TRANSTEXAS at the Central Delivery Points other than Third Party Gas shall be free and clear of all liens, claims, and encumbrances and hereby agrees to indemnify, defend (including reasonable attorneys' fees) and hold harmless TRANSTEXAS from and against any such liens, claims and encumbrances.

D.   TRANSTEXAS Claims:

          TRANSTEXAS represents and warrants that all Redelivered Gas shall be free and clear of all liens, claims and encumbrances and hereby agrees to indemnify, defend (including reasonable attorneys' fees) and hold harmless OWNER from and against any such liens, claims and encumbrances.





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
E.   Title:

          The title and ownership of OWNER Gas shall vest in TRANSTEXAS only at such time as an equivalent quantity of Redelivered Gas is delivered to a Third Party Pipelines on behalf of OWNER. Until such equivalent quantity is delivered to Third Party Pipelines, title and ownership of OWNER Gas shall remain in OWNER.

                                  ARTICLE VII

                                    NOTICES

     Unless otherwise specified herein, any notice shall be deemed given the day after the day when dispatched by Federal Express or other over night delivery service to the street address of the parties shown below or when transmitted by facsimile, with receipt verified or confirmed, to the parties at the respective telephone numbers shown below:

                    THE HOUSTON EXPLORATION COMPANY
                    1331 Lamar, Suite 1065
                    Houston, Texas  77010
                    Facsimile No. (713) 652-4017
                    Attention:  Gas Manager

                    TRANSTEXAS GAS CORPORATION
                    1300 East North Belt, Suite 340
                    Houston, Texas  77032-2949
                    Facsimile No. (713) 986-8877

     Either party may designate a further or a different address upon proper written notice to the other party. Monthly statements and payments shall be considered duly delivered when received by registered, certified or ordinary mail.

                                  ARTICLE VIII

                                 FORCE MAJEURE

     If either TRANSTEXAS or OWNER is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that party claiming such force majeure shall give to the other party prompt written notice of the force majeure with reasonably full particulars concerning such force majeure. Such notice shall include, but not be limited to, the starting date, cause, and extent of such force majeure. Thereupon, the obligations of such party, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The party claiming the force majeure event shall use all reasonable diligence to remedy the force majeure situation as soon as practical. Notwithstanding the requirement that any force majeure shall be remedied with all reasonable diligence, no party shall be required against its will to settle any strikes, lockouts, or other labor difficulties. Further, the handling of all such labor difficulties shall be entirely within the discretion of the affected party. The term "force majeure" as herein employed shall mean an act of God, strike, lockout, or other industrial disturbance; an act of the public enemy or war; blockage or public riot; lightning, fire, storm or flood; explosion; governmental action, delay, restraint, or inaction; unavailability of equipment; and any other cause, whether of the kind specifically enumerated above or otherwise, including, but not limited to, TRANSTEXAS' failure to deliver OWNER Gas as a result of commitments with third parties existing as of the date of this Agreement, which is not reasonably within the control of the party claiming suspension of its obligations hereunder. Such term likewise includes (a) in such instances where either of the parties identified in the Article VIII is required to obtain servitudes, right-of-way grants, permits or licenses to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at a reasonable cost and after reasonable diligence, such servitudes, right-of-way grants, permits or licenses and (b) in those instances where either party is required to furnish materials or maintain facilities or is required to secure permits or permission from any governmental agency, federal, state or municipal, civil or military, to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or on the part of such party in acquiring, at a reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and permissions.

     Either of the parties may partially or entirely interrupt its performance hereunder for the purpose of making necessary or desirable inspections, alterations and repairs, but only for such time as may be reasonable and unavoidable; and the party requiring such relief shall give the other party reasonable notice of its intention to suspend its performance hereunder, except in cases of emergency where such notice is impracticable, and shall endeavor to arrange such interruptions so as to inconvenience the other party as little as possible. Service interruptions on the part of any party which are sanctioned by the provisions of this Article VIII are expressly included in the definition of "force majeure" for the purposes of this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

A.   Assignment:

          Either party may assign their rights, obligations or interests hereunder for any purpose without the prior consent of the non-assigning party. The terms and provisions of the Agreement shall extend to and be binding upon the parties, their respective successors and assigns.

B.   Waiver:

          This Agreement constitutes the entire agreement between the parties and no representation, waiver or agreement, oral or otherwise, shall affect the subject matter hereof unless and until such representation, waiver or agreement is reduced to writing and executed by authorized representatives of the parties.

C.   Choice of Law:

          THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND ANY LEGAL ACTION FILED BY EITHER PARTY HERETO, RELATED TO THE PERFORMANCE OR FAILURE TO PERFORM IN ACCORDANCE WITH THE TERMS HEREOF SHALL BE IN STATE DISTRICT COURT IN HARRIS COUNTY, TEXAS.

D.   Captions:

          The captions used in this Agreement are solely for the convenience of the parties hereto and shall have no significance, separate and apart from the terms and provisions of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed in multiple originals by its authorized office as of the date first set forth hereinabove.


                                   THE HOUSTON EXPLORATION COMPANY



                                   By:
                                      -----------------------------------------
                                   Name:    James G. Floyd
                                   Title:   President and Chief
                                            Executive Officer


                                   TRANSTEXAS GAS CORPORATION



                                   By:
                                      -----------------------------------------
                                   Name:    Arnold H. Brackenridge
                                   Title:   President

     TransTexas Transmission Corporation and its successors and assigns covenant that they will do such things as are necessary to enable TransTexas Gas Corporation to perform its obligation under this Agreement.


                                   TRANSTEXAS TRANSMISSION CORPORATION



                                   By:
                                      ----------------------------------------
                                      Name:    Arnold H. Brackenridge
                                      Title:   President